                 [Burger King Corporation Letterhead]



October 26, 1995                                         BY FEDERAL EXPRESS

Mr. Lawrence Jaro, CEO
National Restaurant Enterprises, Inc. d/b/a AmeriKing
2215 Enterprise Drive
Suite 1502
Westchester, IL 60154

RE:      PURCHASE OF BURGER KING(R) RESTAURANTS IN CHATTANOOGA, TN

Dear Larry:

This letter summarizes the principal terms of the agreement between Burger King Corporation ("BKC") and National Restaurant Enterprises, Inc., d/b/a AmeriKing, Inc. ("NRE") concerning the purchase of the eleven Burger King(R) Restaurants identified on Exhibit 1 to this letter (the "Restaurants").

The Restaurants are currently owned by QSC, Inc. and Ro-Lank, Inc. (the "Corporations"), corporations owned by Lankford, Lankford and Reed (the "Stockholders") (the Corporations and the Stockholders are collectively the "Current Owners"), as specified on Exhibit 1. The Current Owners have entered into agreements (the "Agreements") to sell all of the stock of the Corporations (the "Stock") and the building and improvements of BK #4959 in Cleveland, Tennessee (the "Leasehold Improvements") to a third party.

Pursuant to its Franchise Agreements with the Current Owners, BKC has exercised its right of first refusal with respect to the Agreements for purposes of causing the conveyance of the Stock and Leasehold Improvements to NRE or a subsidiary of NRE approved by BKC (the "Purchaser"), by assignment of BKC's rights under the Agreements. By executing this letter, NRE agrees to accept the assignment and to cause the Purchaser to acquire the Stock and Leasehold Improvements, subject to and in accordance with the terms and conditions set forth in the Agreements, including agreement between the Purchaser and the Stockholders with respect to the purchase price allocation (which allocation shall be at least as favorable to the Stockholders as the purchase price allocation provided to NRE), and the disposition of BK #4195, and Purchaser's receipt of required consent from its lenders, which Purchaser will use its best efforts to obtain on or prior to the Closing. Any such assignment will require the consent of the Current Owners, and there can be no assurance that the Current Owners will give their consent to the assignment.

The purchase price to be paid by the Purchaser for the Stock and Leasehold Improvements, and for retirement of certain liabilities of the Corporation, will be approximately $8.1 million (not











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Mr. Lawrence Jaro
October 26, 1995
Page 3


including the option price for the purchase of the real estate underlying BK #4195) ("Purchase Price"), as more particularly set forth in the Agreements. Closing of the sale of the Stock and Leasehold Improvements to the Purchaser (the "Closing") will occur by November 15, 1995, or as otherwise agreed. BKC will have the right (but not the obligation), exercisable at any time on or before March 1, 1996, to require NRE to sell the Restaurants to BKC or its designee for an amount equal to the Purchase Price plus any capital investment made by NRE in the Restaurants.

BKC currently leases the real estate underlying BK #2769, #3351, and #3964 (the "BKL Properties:) pursuant to Lease/Sublease Agreements with the Current Owners. Within 30 days after Closing, BKC and NRE (or a subsidiary of NRE approved by BKC) will enter into new 30-year Franchise Agreements and Lease/Sublease Agreements with respect to these Restaurants and the BKL Properties. The new base rents for these Restaurants are set forth on Exhibit 2.

BKC has provided you with a list of capital upgrades that it requires to be made to the Restaurants, at an estimated cost of $2 million, and BKC will contribute $550,000 to the cost of the capital upgrades in the form of a BKL assist. NRE agrees to make a capital investment in the Restaurants of at least 1 1/2 times the amount contributed by BKC within 12 months after the Closing. Within 30 days of the Closing, NRE will conduct a walk-through of the Restaurants to determine the scope of work. BKC and NRE will have 30 days thereafter to agree upon the scope of work. NRE acknowledges that the Restaurants will have to be brought into compliance with BKC's current image standards. NRE agrees to complete those upgrades to the Restaurants within 24 months after the Closing, except that NRE will not be required to complete any upgrades with respect to BK #2585, #2657 and #2995 (the "Stetson Restaurants") until such time that NRE has negotiated lease extensions for these Restaurants. However, NRE will immediately bring the Stetson "Restaurants into compliance with BKC's current repair and maintenance standards and remove obsolete playground equipment. NRE agrees to use its best efforts to obtain lease extensions from the landlord, and further agrees to complete the required capital upgrades to the Stetson Restaurants within 12 months after obtaining the lease extensions.

If requested by NRE, BKC will provide bridge financing for up to 85% of the Purchase Price, with the interest rate and other terms to be agreed upon by the parties. Such bridge financing will be for a period of 90 days, but will by its terms automatically be extended for an additional 90 days unless NRE failed to use its best efforts to consummate the Taylor Transaction (as described below). The loan extended by BKC will be secured by a pledge of all of the outstanding capital stock of the Corporations and by a guaranty from the designated "Owners" and NRE's Franchise Agreements with BKC.

NRE has been engaged in negotiations with Bruce Taylor and his affiliates (collectively "Taylor") to sell to Taylor a number of Burger King Restaurants in the Chicago ADI. In consideration of the agreements reflected in this letter, NRE agrees to use its best efforts to negotiate a final purchase and sale agreement with Taylor, and to close such purchase and sale within 180 days after the Closing under the parameters described in this letter (the "Taylor Transaction"). The Burger King Restaurants in the Chicago ADI to be sold to Taylor must generate annual restaurant






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Mr. Lawrence Jaro
October 26, 1995
Page 5


level pre-G&A cash flow equal to or greater than $1.75 million, and the purchase price for such Restaurants shall be a multiple of such cash flow not to exceed 4.75.

NRE has advised BKC that it is negotiating to acquire approximately 12 Burger King(R) restaurants owned by Curtis Smith alone or with others (the "Smith Restaurants"), and approximately 24 Burger King(R) restaurants owned by C&N Dining, Inc. and located in Virginia and North Carolina (the "Virginia Restaurants"). Subject to NRE having closed on the purchase of the Stock and the Leasehold Improvements, and subject to NRE's continuing performance of its undertakings with respect to the Taylor Transaction and subject to the other terms and conditions in this paragraph, BKC agrees that it will waive its right of first refusal with respect to any purchase and sale agreements negotiated by NRE to acquire the Smith Restaurants and the Virginia Restaurants, provided that the closings of any such purchases occur on or before September 30, 1996. BKC's waiver of its rights of first refusal for the Smith Restaurants and the Virginia Restaurants does not constitute franchise approval. NRE will be required to submit all necessary franchise applications and supporting documentation, and satisfy all of BKC's standard requirements for franchise approval, including legal, operational, financial and credit requirements.

BKC has previously provided you or your counsel with copies of the Agreements, the schedules and exhibits thereto, financial information, leases, title policies, surveys and other real estate documentation, tax returns, contracts and other materials and information relating to the Corporations and the Restaurants. By executing this letter, NRE acknowledges that the decision to proceed with this transaction has been made in the exercise of its own independent business judgment, without reliance on BKC or any representatives of BKC.

Please sign below if the foregoing accurately represents the agreements between NRE and BKC.

Very truly yours,

BURGER KING CORPORATION                   UNDERSTOOD AND AGREED:

                                          National Restaurant Enterprises, Inc.
                                          d/b/a AmeriKing

/s/ Candido Rodriquez
Candido Rodriquez
Vice President, Commercial Finance        By:_________________________________
                                                       Lawrence Jaro, CEO

                                          Date:_______________________________
H:\giles\jaro
cc:      Colin Heggie
         David Fitzjohn
         Tom Mueller











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                                   Exhibit 1

                      LANKFORD/LANKFORD/REED RESTAURANTS

                                   QSC, Inc.



BK#                        Street Address                          City
- ---                        --------------                          ----
2585              380 Battlefield Parkway                 Ft. Oglethorpe, GA
2769              905 South Wall Street                   Calhoun, GA
3904              5010 Hixon Pike                         Hixson, TN
4195              5001 Brainerd Road                      Chattanooga, TN
4445              6925 Lee Highway                        Chattanooga, TN
4959              1445 25th Street                        Cleveland, TN
5355              2119 East 23rd Street                   Chattanooga, TN
5873              2635 Decatur Pike                       Athens, TN



                              Ro-Lank, Inc.



BK#                        Street Address                          City
- ---                        --------------                          ----
2657              6404 Ringgold Road                      Chattanooga, TN
2995              4417 Highway 58                         Chattanooga, TN
3351              676 Signal Mountain Road                Chattanooga, TN









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Mr. Lawrence Jaro
October 26, 1995
Page 3

                                                     Exhibit 2

                                        LANKFORD/LANKFORD/REED RESTAURANTS

 .

                                                     QSC, Inc.

                                                                                   Base       Percent           Franchise
BK#                Street Address                    City                           Rent        Rent             Exp. Date
- ---                --------------                    ----                           ----        ----             ---------
2585       380 Battlefield Parkway         Ft. Oglethorpe, GA         (A)         55,347         8.5%             07/04/99
2769       905 South Wall Street           Calhoun, GA                (B)         77,743         8.5%               TBD
3964       5018 Hixon Pike                 Hixson, TN                 (C)         72,590         8.5%               TBD
4195       5001 Brainerd Road              Chattanooga, TN            (C)         60,000         7.5%             10/13/04
4445       6925 Lee Highway                Chattanooga, TN            (C)         69,780         8.5%              4/29/05
4959       1445 25th Street                Cleveland, TN              (C)                                          4/21/06
5355       2119 East 23rd Street           Chattanooga, TN            (C)         84,959         6.0%             01/14/07
5873       2635 Decatur Pike               Athens, TN                 (C)                                         03/18/08



                                                   Ro-Lank, Inc.

                                                                                   Base        Percent           Franchise
BK#                Street Address                    City                          Rent          Rent             Exp. Date
- ---                --------------                    ----                          ----          ----             ---------
2657       6404 Ringgold Road              Chattanooga, TN            (A)         55,795         8.5%             09/10/99
2995       4417 Highway 58                 Chattanooga, TN            (A)         56,735         8.5%             10/02/00
3351       676 Signal Mountain Road        Chattanooga, TN            (B)         78,528         8.5%                 TBD



 (A) = Leased from US Restaurant Properties
 (B) = BKLs. BKC will issue a new 20 year lease with the above rents for each location.
 (C) = Third party lease assumed from QSC or Ro-Lank, or real estate purchased.